Exhibit 99.1

Evine Live Inc. Reports Third Quarter 2018 Results

MINNEAPOLIS, MN – November 28, 2018 – Evine Live Inc. (“Evine”) (NASDAQ: EVLV) today announced results for the third quarter ended November 3, 2018.

Fiscal Year 2018 Third Quarter Summary

•	Net sales of $131.7 million decreased 12.3% year-over-year.
•	Gross profit margin of 35.8% decreased 230 basis points year-over-year.
•	Net loss of $9.2 million, compared to a net loss of $1.1 million in the prior year.
•	Adjusted EBITDA of ($4.2) million, compared to $3.8 million in the prior year.
•	EPS of ($0.14) compared to ($0.02) in the prior year.
•	Maintained a strong and flexible balance sheet with $44.0 million of total liquidity at quarter end.
•	Introduced 40 new brands and brand extensions during the third quarter, compared to 21 in the prior year.
•	Successfully opened LA office and launched LA studio with the first broadcast on October 18th.
•	Signed first client to new third-party logistics services business.
•	Secured 2 million new HD channels that will launch in the fourth quarter.

Executive Commentary – Bob Rosenblatt, CEO

“We had a very difficult quarter, which was disappointing given that we entered the third quarter with strong trends across multiple business drivers, and after delivering several consecutive quarters of solid performance. Our topline sales were not where they needed to be or where we expected them to be due to the delayed launch of a new proven brand partner. The shift in the timing of the launch put undue pressure on our existing brands and impacted productivity across all of our product categories. The premiere of this well-established brand is now anticipated to occur in January 2019, and we expect that its proven track record of success and its large and loyal customer following, along with other exciting new launches, will put us back on track for sustainable growth.

Our goal and strategy remain the same: to drive sustainable growth through the curation and nurturing of a strong collection of brands. This strategy delivered growth in adjusted EBITDA in 8 of the past 10 quarters. Our expertise is in building great brands and providing a dynamic platform for our core brands. I am encouraged by the quantity and quality of the new brand launches during the quarter and look forward to nurturing and growing these brands over time. Additionally, our new LA studio and office is providing a previously untapped pipeline of brands and new partners that align with our business strategy and model. Our new studio and entrance into direct-to-consumer 3rd party logistics services were wins for us in the third quarter as we continue to move our company forward towards our goal of being a leading interactive video and digital commerce company.”

SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average selling price and EPS)

	Q3 2018 11/3/2018	Q3 2017 10/28/2017	Change		YTD 2018 11/3/2018	YTD 2017 10/28/2017	Change

Net Sales	$131.7	$150.2	(12.3%)		$439.0	$455.5	(3.6%)

Gross Margin %	35.8%	38.1%	(230	bps)	36.5%	37.3%	(80	bps)

Adjusted EBITDA	$(4.2)	$3.8	(212%)		$3.0	$10.3	(71%)

Net Loss	$(9.2)	$(1.1)	(730%)		$(12.2)	$(6.3)	(94%)

EPS	$(0.14)	$(0.02)	(600%)		$(0.18)	$(0.10)	(80%)

Net Shipped Units (000s)	1,893	2,342	(19%)		6,827	7,345	(7%)
Average Selling Price (ASP)	$63	$58	9%		$58	$55	5%
Return Rate %	19.9%	19.1%	80	bps	19.1%	19.0%	10 bps
Digital Net Sales %	51.9%	51.5%	40	bps	52.5%	50.8%	170 bps
Total Customers - 12 Month Rolling (000s)	1,233	1,350	(9%)		N/A	N/A	N/A

% of Net Merchandise Sales by Category
Jewelry & Watches	41%	39%			40%	40%
Home & Consumer Electronics	23%	25%			22%	23%
Beauty & Wellness	18%	16%			19%	16%
Fashion & Accessories	18%	20%			19%	21%
Total	100%	100%			100%	100%

Third Quarter 2018 Results

•	The top performing category in the quarter was Beauty & Wellness, which declined 4% year-over-year. Subscription sales increased 13% and continue to help this category be one of the top performers.
•	Digital net sales as a percentage of total net sales increased 40 basis points to 51.9%, reflecting our continued focus on making the customer experience seamless across all platforms.
•	The return rate for the quarter was 19.9%; an increase of 80 basis points year-over-year driven by increased ASP and increased mix into our Jewelry & Watches Category.
•	Gross profit dollars decreased to $47.2 million and gross profit margin was 35.8%.
•	Operating expenses decreased 3.7% or approximately $2.1 million year-over-year to $55.5 million, reflecting reductions in both general and administrative expenses and distribution and selling expenses as we continue to find efficiencies through process and technology to manage overhead.

Liquidity and Capital Resources

As of November 3, 2018, total unrestricted cash was $23.5 million, compared to $23.3 million at the end of the third quarter of fiscal 2017. The Company also had an additional $20.5 million of unused availability on its revolving credit facility, which gives the Company total liquidity of $44.0 million as of the end of the third quarter.

Fiscal Year 2018 Outlook

Note: Fiscal 2018 has 52 weeks compared to 53 weeks in Fiscal 2017.

For Fiscal 2018 - We expect sales for the year of $616 million to $626 million. This would result in a sales decline of (3%) to (1%) compared to last year on a normalized 52-week to 52-week basis, which would equate to (5%) to (3%) on a reported basis due to the extra week in fiscal 2017. We expect Adjusted EBITDA to be in the $9 to $11 million range.(1)

For Fourth Quarter 2018 – The annual guidance above implies our 4th quarter sales to be $177 million to $187 million. This would result in sales ranging from a decrease of (1%) to an increase of 4% compared to last year on a normalized 13-week to 13-week basis, which would equate to decreases of (8%) to (3%) on a reported basis due to the extra week in fiscal 2017. We expect Adjusted EBITDA to be in the $6 to $8 million range.(1)

Conference Call

As previously announced on November 7, 2018, a conference call and webcast to discuss the Company's third quarter earnings will be held later this morning at 8:30 a.m. Eastern Time on Wednesday, November 28, 2018. Hosting the call will be Bob Rosenblatt, CEO, Anne Martin-Vachon, President, Diana Purcel, CFO and Michael Porter, VP of Finance and Investor Relations:

WEBCAST LINK: https://event.on24.com/wcc/r/1824050/F5231464052A1FF8BBB9E0E2A1248D25

TELEPHONE: 1-877-407-9039 (domestic) or 1-201-689-8470 (international)

Please visit www.evine.com/ir for more investor information and to review an updated investor deck.

About Evine Live Inc.

Evine Live Inc. (NASDAQ:EVLV) operates Evine, a multiplatform interactive digital commerce company that offers a mix of proprietary, exclusive and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile. Evine reaches more than 87 million television homes with entertaining content in a comprehensive digital shopping experience offered 24 hours a day.

Please visit www.evine.com/ir for more investor information.

Contacts

Media:

Liz Joseph

press@evine.com

(952) 943-6192

Investors:

Michael Porter

mporter@evine.com

(952) 943-6517

(1)	In accordance with SEC Guidance for Item 10(e)(1)(i)(A) of Regulation S-K, we have not provided a reconciliation of our expected Adjusted EBITDA range to expected net income range in this press release due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which certain GAAP to non-GAAP adjustments may be recognized. These adjustments may include the impact of such items as loss on debt extinguishment, gain on sale of assets, executive and management transition costs, business development and expansion costs, restructuring charges, the effect of other certain one-time items, and the income tax effect of such items. We are unable to quantify these types of adjustments that would be required to be included in the GAAP measure without unreasonable efforts. In addition, we believe such a reconciliation would imply a degree of precision on inherently unpredictable events in our outlook that could be confusing to investors.

EVINE Live Inc.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	November 3,	February 3,
	2018	2018
	(Unaudited)
ASSETS
Current assets:
Cash	$23,528	$23,940
Restricted cash equivalents	450	450
Accounts receivable, net	74,142	96,559
Inventories	86,034	68,811
Prepaid expenses and other	8,185	5,344
Total current assets	192,339	195,104
Property and equipment, net	52,029	52,048
Other assets	1,935	2,106
Total Assets	$246,303	$249,258
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$57,604	$55,614
Accrued liabilities	45,445	35,646
Current portion of long term credit facilities	2,714	2,326
Deferred revenue	35	35
Total current liabilities	105,798	93,621
Other long term liabilities	60	68
Long term credit facilities	66,375	71,573
Total liabilities	172,233	165,262
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.01 par value, 400,000 shares authorized;
zero shares issued and outstanding	-	-
Common stock, $.01 par value, 99,600,000 shares authorized;
66,363,845 and 65,290,458 shares issued and outstanding	664	653
Additional paid-in capital	441,357	439,111
Accumulated deficit	(367,951)	(355,768)
Total shareholders' equity	74,070	83,996
Total Liabilities and Shareholders' Equity	$246,303	$249,258

EVINE Live Inc.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended

	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017
Net sales	$131,714	$150,212	$439,018	$455,504
Cost of sales	84,559	92,918	278,738	285,444
Gross profit	47,155	57,294	160,280	170,060
Margin %	35.8%	38.1%	36.5%	37.3%
Operating expense:
Distribution and selling	47,328	48,501	144,173	145,918
General and administrative	6,214	6,779	19,454	18,786
Depreciation and amortization	1,587	1,475	4,681	4,791
Executive and management transition costs	408	893	1,432	1,971
Total operating expense	55,537	57,648	169,740	171,466
Operating loss	(8,382)	(354)	(9,460)	(1,406)

Other income (expense):
Interest income	12	6	28	10
Interest expense	(767)	(1,158)	(2,691)	(3,966)
Loss on debt extinguishment	-	(221)	-	(1,134)
Total other expense	(755)	(1,373)	(2,663)	(5,090)

Loss before income taxes	(9,137)	(1,727)	(12,123)	(6,496)

Income tax benefit (provision)	(20)	624	(60)	206

Net loss	$(9,157)	$(1,103)	$(12,183)	$(6,290)

Net loss per common share	$(0.14)	$(0.02)	$(0.18)	$(0.10)

Net loss per common share
---assuming dilution	$(0.14)	$(0.02)	$(0.18)	$(0.10)

Weighted average number of
common shares outstanding:
Basic	66,351,835	65,191,367	65,907,301	63,400,368
Diluted	66,351,835	65,191,367	65,907,301	63,400,368

EVINE Live Inc.
AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA:
(Unaudited)
(in thousands)

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended

	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017

Net loss	$(9,157)	$(1,103)	$(12,183)	$(6,290)
Adjustments:
Depreciation and amortization	2,532	2,451	7,667	7,710
Interest income	(12)	(6)	(28)	(10)
Interest expense	767	1,158	2,691	3,966
Income taxes	20	(624)	60	(206)
EBITDA (as defined)	$(5,850)	$1,876	$(1,793)	$5,170

A reconciliation of EBITDA to Adjusted EBIDTA is as follows:
EBITDA (as defined)	$(5,850)	$1,876	$(1,793)	$5,170
Adjustments:
Executive and management transition costs	408	893	1,432	1,971
Contract termination costs	-	-	753	-
Loss on debt extinguishment	-	221	-	1,134
Business development and expansion costs	395	-	395	-
Non-cash share-based compensation expense	822	790	2,180	2,057
Adjusted EBITDA	$(4,225)	$3,780	$2,967	$10,332

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); executive and management transition costs; loss on debt extinguishment; business development and expansion costs; contract termination costs; gain on sale of television station and non-cash share-based compensation expense. The Company has included the “Adjusted EBITDA” measure in our EBITDA reconciliation in order to adequately assess the operating performance of our television and online businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that the Adjusted EBITDA measure allows investors to make a meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles (“GAAP”) and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of the comparable GAAP measure, net income (loss) to Adjusted EBITDA in this release.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact, including statements regarding guidance, industry prospects, or future results of operations or financial position are forward-looking. We often use words such as anticipates, believes, estimates, expects, intends, predicts, hopes, should, plans, will and similar expressions to identify forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): variability in consumer preferences, shopping behaviors, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales and sales promotions; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees or estimated cost savings from contract renegotiations; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor and shipping relationships and develop key partnerships and proprietary and exclusive brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our credit facilities covenants; customer acceptance of our branding strategy and our repositioning as a video commerce company; our ability to respond to changes in consumer shopping patterns and preferences, and changes in technology and consumer viewing patterns; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting our operations; significant events (including disasters, weather events or events attracting significant television coverage) that either cause an interruption of television coverage or that divert viewership from our programming; disruptions in our distribution of our network broadcast to our customers; our ability to protect our intellectual property rights; our ability to obtain and retain key executives and employees; our ability to attract new customers and retain existing customers; changes in shipping costs; expenses related to the actions of activist or hostile shareholders; our ability to offer new or innovative products and customer acceptance of the same; changes in customer viewing habits of television programming; and the risks identified under Item 1A(Risk Factors) in our most recently filed Form 10-K and any additional risk factors identified in our periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.